Exhibit 10.14
AMENDED AND RESTATED AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made and is effective as of the 1st day of August, 2006 (the “Effective Date”), by and between Vocus, Inc., a Delaware corporation (“Vocus”) and PR Newswire Association LLC, a Delaware limited liability company (“PR Newswire”; PR Newswire and Vocus sometimes individually referred to as “Party” and collectively as “Parties”).
RECITALS
WHEREAS, Vocus develops and hosts web-based applications for use on the Internet;
WHEREAS, Vocus currently markets and sells Vocus Public Relations (the “VPR Service”), Vocus Professional Edition (the “VPE Service”) and Vocus Enterprise Edition online software solutions for corporate communications management;
WHEREAS, PR Newswire operates a specialized news and information service, which, among other things, processes and transmits news releases and other information over electronic communications systems to news media and others throughout the United States and overseas and services investor relations, public relations and other communications professionals;
WHEREAS, PR Newswire wishes to continue to license from Vocus a certain web-based application (the “Original Application”) for use in the service marketed by PR Newswire and hosted by Vocus, currently known as MEDIAtlas (formerly known as Online MEDIAtlas) (the “MEDIAtlas Service”);
WHEREAS, PR Newswire also wishes to license from Vocus a certain web-based application currently known as Vocus Professional Edition (the “PE Application”, together with the “Original Application,” the “Applications”) for use in the new MEDIAtlas Gold Service (the “PE Service”, together with the MEDIAtlas Service, the “Services”);
WHEREAS, the parties are parties to that certain Agreement effective as of August 1, 2003 (the “Original Agreement”);
WHEREAS, the term of the Original Agreement expires pursuant to its terms as of the date hereof and the Parties desire to extend the term of the Original Agreement; and
WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety to include the license of the PE Application and to extend the term, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the Parties mutually agree as follows:
l. Vocus’ Services and Responsibilities.
     (a) The Applications. The Original Application provided by Vocus shall include all features and functionality available in the current version of the MEDIAtlas Service. The PE Application shall include the features and functionality set forth in the fourth (4th) column entitled “PE Application” on Exhibit C attached hereto and made a part hereof, and the optional add-ons set forth on Exhibit D attached hereto and made a part hereof (the “Add-Ons”), which shall be provided at an end-user’s election. In the event Vocus adds a “projects functionality” to the VPE Service, it shall also add a projects functionality to the PE Application at no additional cost to PR Newswire.
     (b) Maintenance and Upgrades. Vocus shall be solely responsible for all updates and maintenance of all versions of the Applications and for any mutually agreed upon enhancements with respect to the Applications. Vocus shall provide PR Newswire with at least two (2) business days’ notice of all regularly scheduled maintenance that will require a Service to be inoperative for any period of more than eight consecutive hours. If a Service becomes inoperative for a total aggregate of forty-eight (48) hours in any seven (7) day period except for force majeure, then PR Newswire shall have the right to terminate this Agreement immediately upon written notice to Vocus to such effect. Vocus shall at all times make available for use in the Services the most current and up-to-date version of the Applications and all upgrades thereto.
     (c) Technical Support.
     (i) Vocus shall provide technical support services to all PR Newswire support representatives, consisting of advanced help, troubleshooting, and “bug” fixes, which shall be provided by the appropriate Vocus support services staff.
     (ii) Vocus’ Director of Support Services or a designated representative will be PR Newswire’s primary management contact at Vocus for all support issues related to the Agreement. Vocus shall notify PR Newswire promptly in the event this contact changes. The escalation path for support related issues is as follows:
     Level I — Support Services Representative
     Level II — Support Services Tier II Representative or Supervisor
     Level III — Support Services Manager
     Level IV — VP Operations
     Level V — CTO
     (iii) The support services groups for both Vocus and PR Newswire shall provide support services according to a mutually agreed upon schedule.

     (d) Hosting Infrastructure. Vocus shall host and maintain the Services on its servers (the “Vocus Server”). The Services, including any Add-Ons, shall be fully accessible, usable and functional in accordance with the specifications and requirements of this Agreement at all times during the Term (as hereinafter defined), twenty-four (24) hours a day, three hundred sixty-five (365) days a year, other than for emergency maintenance and regularly scheduled maintenance that may only be conducted during non-peak usage periods. If the Vocus Server becomes inoperative for a total aggregate of forty-eight (48) hours in any seven (7) day period except for force majeure, then PR Newswire shall have the right, at its sole election, to terminate this Agreement immediately upon written notice to Vocus to such effect, or to host the Services on a different server and to deduct any costs in connection therewith from amounts otherwise due and owing to Vocus hereunder.
     (e) Training. As requested by PR Newswire, Vocus shall provide one (1) or more qualified instructor(s) to provide training and instruction, as jointly agreed upon by the parties, to PR Newswire, its employees and designees regarding support and sales for the PE Application. Such training shall include one-half a day of training for the eight (8) member PE Application product team and one-half day of training for the eight (8) member PE Application sales team. In addition, Vocus shall provide one (1) or more qualified instructor(s) to provide training and instruction, as jointly agreed upon by the parties, to PR Newswire, its employees and designees regarding the set-up of the News on Demand Add-On feature described on Exhibit D.
     (f) Branding. Vocus shall brand the PE Application for PR Newswire at no additional charge. Such branding, which shall be subject to PR Newswire’s approval, shall include, but not be limited to, the following: (i) incorporation of the PR Newswire and MEDIAtlas Gold logo within the top banner of the site; (ii) inclusion of a “Send to PR Newswire” function — a link between the PE Service and PR Newswire’s distribution services with necessary PR Newswire-specific field names; (iii) PR Newswire/PE Service branding in the “help” section; (iv) PR Newswire/PE Service branding on the “login” page; and (v) application of the PR Newswire color scheme to the entire PE Application.
     2. PR Newswire’s Services and Responsibilities.
     (a) Product Sales and Marketing. PR Newswire shall present and market the Services to PR Newswire’s clients through PR Newswire’s offices and sales representatives worldwide. Such marketing shall include, without limitation, creating brochures or other literature in connection with the Services and performing market research. Upon accessing the Services, the phrase “powered by Vocus” and the Vocus mark will be visible to the customer. The “powered by Vocus” phrase and mark will also be used whenever and wherever the Services are promoted.
     (b) Technical Support. PR Newswire shall provide Level I technical support services, including reasonable technical assistance by telephone and e-mail, to all users of the Services, which shall be provided by PR Newswire representatives in the use and support of the Services.

     (c) Administrative Services. PR Newswire shall provide all accounting services in connection with the Services; including the invoicing and collection of all revenues generated in connection with sales of the Services.
     (d) Data. PR Newswire may offer the following three (3) different Data modules for sale in connection with the PE Application: UK Data; European Data; and Global Data. For purposes of this Section 2(d), “Data” shall mean: Contact and Outlet information owned or licensed by PR Newswire. “Contact” shall mean: journalists, financial analysts or politicians. “Outlet” shall mean: either media outlets, financial organizations of political institutions. Contact information includes name, postal address, job title, outlet, phone number, fax number, email address, delivery preference, role, working language and coverage subjects. Outlet information includes name, postal address, phone number, fax number, email address, Web site URL, outlet type, frequency, news focus, coverage subjects, working language and circulation/audience. UK Data shall mean: Data where the country field set in PR Newswire’s global media database is either United Kingdom or Ireland. European Data shall mean: Data where the country field set in PR Newswire’s global media database is one of the countries listed on Exhibit E attached hereto and made a part hereof (collectively, the “European Countries”). Global Data shall mean: Data where the country field set in PR Newswire’s global media database is one of the countries listed on Exhibit G attached hereto and made a part hereof or the European Countries.
     (e) Vocus Enterprise Service. In the event a PR Newswire customer requests information about services similar to Vocus’ “Enterprise” service. PR Newswire shall refer such PR Newswire customer to Vocus to provide the Enterprise Service.
3. License. Subject to the terms and conditions of this Agreement, Vocus hereby grants to PR Newswire, its affiliates and subsidiaries, a non-exclusive (subject to Section 4 below) limited, non-transferable, worldwide license during the Term (i) to access, market and use the Applications and any updates thereto or versions thereof in connection with the marketing, sale and provision of the Services, (ii) to use Vocus’ trademarks and logo (the “Vocus Trademarks”) solely in connection with the sale, advertising and promotion of the Services, and (iii) to sublicense the Applications to those third parties listed on Exhibit A attached hereto and made a part hereof.
4. Non-Compete; Exclusivity. During the Term, Vocus shall not license the Original Application or any substantially similar application, excluding the VPR Service and the VPE Service, to any of the direct competitors of PR Newswire listed on Exhibit B attached (as updated from time to time upon mutual agreement of the Parties) hereto without the prior written consent of PR Newswire.
5. Royalties and Payments.
     (a) PR Newswire Payments and Royalties to Vocus. In return for the rights granted herein and all obligations to be performed by Vocus hereunder, PR Newswire shall, subject to Section 5(c) below, pay to Vocus a royalty (the “Royalty”) for each consecutive twelve (12) month period during the Term equal to the greater of (i) 35%

(the “Royalty Rate”) of the aggregate gross revenues received for sales (including any add-ons) of the MEDIAtlas Service and Australian Associated Press’ sales of the Services in Australia (collectively, “Gross Revenues”) and (ii) a minimum royalty of $600 for each sale of the Service; provided that in the event the Royalty payable in the applicable twelve (12) month period exceeds $1,500,000, the Royalty Rate shall be reduced to 30% in respect of all Gross Revenues for the remainder of the applicable twelve month period; and further provided that in the event the Royalty payable exceeds $2,000,000, the Royalty Rate shall be further reduced to 25% with respect of all Gross Revenues for the remainder of the applicable twelve (12) month period, and subject to the minimum royalty of $600 for each sale of the Service. Notwithstanding the foregoing, in the event the Royalty payable in respect of a twelve (12) month period is less than $1,200,000.00 (the “Minimum Guaranty”), PR Newswire shall pay Vocus an amount equal to the difference between the Minimum Guaranty and the Royalty (the “Shortfall”) in accordance with Section 5(c) below, in the event that an organization has access to any of the Services for less than one year, Vocus will credit back the unused portion as determined by the date in which the organization no longer had access to the subscription.
     (b) PR Newswire Payments and Royalties to Vocus for the PE Application. Notwithstanding the foregoing Section 5(a), in return for the rights granted herein and all obligations to be performed by Vocus hereunder with respect to the PE Application, PR Newswire shall pay to Vocus a quarterly royalty (the “PE Royalty”) which shall be equal to the greater of (i) 50% of the aggregate gross revenues received for one-year subscriptions for the PE Service and (ii) the minimum royalty specified in Exhibit H attached hereto and made a part hereof according to number of concurrent user seats purchased, plus the greater of (x) 50% of the aggregate gross revenues for all Add-Ons for a one-year subscription for the PE Service and (y) $780 per one-year subscription, or in the case of News on Demand Unlimited Clips, according to number of concurrent user seats purchased as specified on Exhibit H. In the event that an organization has access to the PE Application for less than one year, Vocus will credit back the unused portion as determined by the date in which the organization no longer had access to the subscription. Notwithstanding the foregoing, in the event any of the existing customers of the MEDIAtlas Service set forth on Exhibit F attached hereto and made a part hereof switch their subscriptions from the MEDIAtlas Service to the PE Service, the royalty for such subscriptions to the PE Service shall be calculated in accordance with Section 5(a) above. For purposes of this Section 5(b), the number of “concurrent user seats” shall mean the number of users who can access the Services at the same time with such subscription.
     (c) Payment Terms. Vocus shall issue an invoice for the Royalty and the PE Royalty at the end of each calendar quarter for the applicable quarter and PR Newswire shall pay such invoice within thirty (30) days following the end of each quarter. The Shortfall, if any, shall become due and payable within forty-five days after the end of the Initial Term or any renewal period, as the case maybe. All payments hereunder shall be accompanied by detailed financial reports in such format as Vocus shall approve and containing such information as Vocus shall reasonably require. If any royalties on the invoice are disputed by PR Newswire, PR Newswire shall pay the non-disputed royalties to Vocus pursuant to this Section 5 and shall promptly notify Vocus in writing of the disputed royalties. The parties shall work to resolve the disputed amounts through friendly consultation.
     (d) Books and Records. PR Newswire shall maintain books and records accurately reflecting all matters affecting revenue due to Vocus and relating in any way to the sale of the Services. Such records shall include customer name, amount of royalties owed and term of contract. Vocus, by its duly authorized representative, shall have the right, at reasonable times and upon reasonable notice to PR Newswire to inspect and audit such books and records to verify the accuracy of any statement related to the revenue due to Vocus but no more than once during any twelve (12) month period. If any inspection shall disclose an error of any amount, the parties shall promptly adjust the same and PR Newswire shall immediately make payment to Vocus of all required amounts. In the event that a discrepancy is discovered of greater than five percent (5%), PR Newswire shall pay for the costs of the relevant inspection(s) and/or audit(s). PR Newswire shall maintain the books and records required herein for no less than a two (2) year period following expiration or termination of this Agreement.
     (e) The Parties acknowledge and agree that in accordance with that certain agreement between Vocus and PR Newswire dated as of March 14, 2001, which was superseded by the Original Agreement, PR Newswire prepaid certain amounts in respect of the licensing of the Existing Application (“Existing Prepayment”), and any remaining amounts of the Existing Prepayment shall be hereby waived upon the execution of this Agreement, however, Vocus agrees to continue to support any existing customers using the French or Spanish versions of the Applications.
6. Service Trials. PR Newswire is permitted to provide prospective customers with temporary and free use of the MEDIAtlas Service (the “Trial”) provided that: each Trial term is limited to 72 hours; all Trial customers are identified as such in the Original Application by a separate customer code, as assigned by PR Newswire; the aggregate number of Trials granted by PR Newswire shall be limited to a number deemed reasonable by Vocus.
7. Warranty and Other Obligations.
     (a) Warranty. Vocus warrants and represents that the Applications provided hereunder shall conform to the corresponding specifications and requirements provided in connection with the Original Agreement and this Agreement during the Term (or any extension thereto) of this Agreement. If at any time an Application does not function pursuant to such requirements, PR Newswire shall provide Vocus with written notice to such effect, and Vocus shall promptly respond within one (1) business day, and within three (3) business days following its receipt of PR Newswire’s written notice, use commercially reasonable efforts to remedy any such problems or deficiencies at its sole cost and expense, or provide PR Newswire with a mutually acceptable plan for such remedy which shall include a schedule for completion of such remedy. Notwithstanding the foregoing, Vocus shall not be responsible for any such problems or deficiencies to the extent caused by the misuse of, or improper tampering with or modifications to, the Applications by PR Newswire or its customers, or any such problems related to data, services, or software tools provided by parties other than Vocus. The Parties agree at all times to work closely in consultation with each other and to act reasonably so as to resolve any problems which may arise pursuant to this Section 7(a).
     (b) Export Control. The term “technical data” used in this section is defined in the United States Export Administration Regulations (“Regulations”). The Parties acknowledge that to the extent any tangible or intangible technical data provided under this Agreement are subject to United States export laws and the Regulations, each Party agrees that it will not use, distribute, transfer, or transmit technical data provided by the other Party under this Agreement except in compliance with United States export laws and the Regulations. Each Party shall comply with the Foreign Corrupt Practices Act, as amended, and the rules and regulations thereunder.
     (c) PR Newswire Customers. During the Term, Vocus shall not solicit active customers of the MEDIAtlas Service in Europe. Notwithstanding the foregoing, in the event a MEDIAtlas Customer approaches Vocus and expresses an interest in purchasing the Enterprise Service, provided Vocus has not in any manner solicited such contact; Vocus may sell the VPE Service to such MEDIAtlas Customer.
8. Ownership.
     (a) Vocus Applications and Trademarks. The Parties hereby acknowledge that Vocus shall be the sole owner of all right, title and interest in and to the Applications, the source code contained therein, and the Vocus Trademarks, including without limitation all intellectual property rights therein.
     (b) Prohibition. PR Newswire shall not, and shall not authorize third parties to, decompile, disassemble, reverse engineer, or make any derivative works, modifications or other use whatsoever of the Applications or any of Vocus’ proprietary material or confidential information, except as expressly authorized herein.
9. Confidential Information.
     (a) Confidentiality Obligations. Vocus and PR Newswire shall each (i) hold the Confidential Information (as defined below) of the other in trust and confidence and avoid the disclosure or release thereof to any other person or entity by using the same degree of care as it uses to avoid unauthorized use, disclosure, or dissemination of its own Confidential Information of a similar nature, but not less than reasonable care, and (ii) not use the Confidential Information of the other Party for any purpose whatsoever except as expressly contemplated under this Agreement. Each Party shall disclose the Confidential Information of the other only to those having a need to know such Confidential Information and shall take all reasonable precautions to ensure compliance with the provisions of this Section 9.

     (b) Confidential Information. The term “Confidential Information” shall mean any and all information or proprietary materials (in every form and media) not generally known in the relevant trade or industry and which has been or is hereafter disclosed or made available by either Party (the “Disclosing Party”) to the other (the “Receiving Party”) in connection with the efforts contemplated hereunder, including (i) all trade secrets, including, without limitation, the PR Newswire database; (ii) existing or contemplated products, services, designs, technology, processes, technical data, engineering, techniques, methodologies and concepts and any information related thereto; and (iii) information relating to business plans, sales or marketing methods and customer information, including without limitation, customer lists or requirements.
     (c) Exceptions. The obligations of either Party under this Section 9 will not apply to information that the Receiving Party can demonstrate (i) at the time of disclosure is generally available to the public or after disclosure becomes generally available to the public through no breach of agreement or other wrongful act by the Receiving Party; (ii) is independently developed by the Receiving Party without regard to the Confidential Information of the other Party; or (iii) is required to be disclosed by law or order of a court of competent jurisdiction or regulatory authority, provided that the Receiving Party shall furnish prompt written notice of such required disclosure and reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, in any effort made by the Disclosing Party to seek a protective order or other appropriate protection of its Confidential Information.
10. Representations and Warranties.
     (a) By PR Newswire. PR Newswire represents and warrants as follows:
     (i) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;
     (ii) its execution of this Agreement and performance of its obligations hereunder do not and will not violate any agreement to which it is a party or by which it is bound;
     (iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms; and
     (iv) it shall not make any use of the Applications, the Vocus Trademarks or any other intellectual property of Vocus (the “Vocus Intellectual Property”), or authorize any third party to make any use of the Vocus Intellectual Property, except as specifically permitted pursuant to the terms of this Agreement.
     (b) By Vocus. Vocus represents and warrants as follows:
     (i) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

     (ii) its execution of this Agreement and performance of its obligations hereunder do not and will not violate any agreement to which it is a party or by which it is bound;
     (iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms;
     (iv) in its performance under and related to this Agreement, it shall comply with all applicable laws, rules and regulations, including, without limitation, all intellectual property and export control laws;
     (v) it shall not make any use of PR Newswire’s media database, PR Newswire’s trademarks or any other intellectual property of PR Newswire (the “PR Newswire Intellectual Property”), or authorize any third party to make any use of the PR Newswire Intellectual Property, except as specifically permitted pursuant to the terms of this Agreement;
     (vi) it shall, at its sole cost and expense, secure and maintain all necessary licenses, permits, authorizations and/or other approvals necessary for its performance hereunder, and shall comply with all applicable laws, rules and regulations in the operation of the Applications and the Services; and
     (vii) it shall utilize technology and security features consistent with reasonable applicable industry standards and will make commercially reasonable efforts to utilize systems that incorporate recent advances and developments in technology.
11. Indemnification. Each Party (the “Indemnifying Party”) will defend (or settle, as applicable), indemnify and hold harmless the other Party (the “Indemnified Party”), and the respective directors, officers and employees of the Indemnified Party, from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys’ fees) arising out of or in connection with any third-party claim alleging any breach of such Party’s representations or warranties set forth in this Agreement. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim. However, the Indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party’s rights or interests without the prior written consent of the Indemnified Party. The Indemnified Party shall promptly notify the Indemnifying Party of any such claim of which it becomes aware and shall: (i) at the Indemnifying Party’s expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim; and (ii) at the Indemnified Party’s expense, be entitled to participate in the defense of any such claim. Any failure on the part of the Indemnified Party to promptly notify the Indemnifying

Party of any such third party claim shall only relieve the Indemnifying Party to the extent that the Indemnifying Party is actually prejudiced thereby. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE THEORY OF LIABILITY), ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.
12. Term and Termination.
     (a) This Agreement shall commence on the Effective Date and end on July 31st, 2007 (the “Initial Term”) unless sooner terminated as set forth hereunder. This Agreement shall automatically renew for successive one (1) year periods, unless either Party gives the other Party at least ninety (90) days’ prior written notice of its intent not to renew. Upon any such renewal, “Term” shall be deemed to include the Initial Term and such renewal period.
     (b) This Agreement may be terminated, without waiver of any or all legal remedies available at law and in equity, as follows:
     (i) At any time after the Initial Term, either Party may terminate this Agreement by giving ninety (90) days prior written notice to the other Party of its intention to terminate.
     (ii) Either Party may terminate this Agreement, effective immediately, at any time upon thirty (30) days prior written notice upon the happening of any of the following events:
     a Party ceases to function as a going concern or to conduct its operation in the normal course of business, or a Party becomes involved in financial difficulties resulting in the appointment of a receiver or trustee, establishment of a moratorium for the payment of indebtedness, a petition in bankruptcy or an assignment on behalf of a Party’s creditors.
     (iii) If either Party commits a material breach of any provisions of this Agreement for any reason, the other Party may terminate the Agreement at any time, if after providing written notice to the breaching Party of the alleged breach or failure, the breach or failure remains uncured for a period of thirty (30) business days after receipt of such notice; provided, however, that a Party shall not be entitled to more than one (1) cure period for the same or similar categories of breaches during the Term of this Agreement.
     (c) After termination or expiration of this Agreement, Vocus will fulfill orders for the Services received by Vocus prior to the event giving rise to the termination. In order to enable PR Newswire to meet any contractual obligations to its customers for the Services, in the event of termination or expiration of this Agreement, both Parties agree to continue to operate under the terms and conditions of this Agreement as it relates solely to and for the full term of any PR Newswire customer agreement for the Services.
13. Relationship of the Parties. The relationship of the Parties hereto shall be that of independent contractors with respect to this Agreement. Nothing in this Agreement shall be construed to place the Parties in the relationship of partners, joint venturers or agents, and no Party shall have the power to obligate or bind any other Party in any manner whatsoever nor shall any Party have or be deemed to have any fiduciary obligations to any other Party.
14. Force Majeure. If a Party is prevented from performing any of its obligations set forth in this Agreement by reason of an act of God, strike, labor dispute, injunctions, judgments, adverse claims, fire, flood, embargo, delay in transportation, systems failures, including without limitation, public disaster or any other cause or reason beyond the control of a Party, as the case may be, such condition shall be deemed a valid excuse for failure on its part to perform or for delay in the performance of such obligations. Notwithstanding the foregoing, in the event that such failure or delay persists for thirty (30) days, the affected Party may terminate this Agreement immediately upon receipt of written notification of termination.
15. Miscellaneous Provisions.
     (a) Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed facsimile, addressed as follows:
If to PR Newswire:
810 Seventh Avenue
New York, New York 10019
Attention: Ken Dowell
Facsimile: (201) 946-9176
With a copy to its General Counsel
Facsimile: (212) 489-9054
If to Vocus:
4325 Forbes Blvd.
Lanham, MD 20706
Attention: Steven Vintz, Chief Financial Officer

All notices shall be effective upon receipt, provided that any notice sent via facsimile shall be deemed effective upon receipt by the sending Party of confirmation of receipt of such facsimile. Either Party may from time to time change its contact person or its address as set forth above by notifying the other Party of such new information in writing.
     (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.
     (c) Binding Effect/Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party except that either Party may assign this Agreement without such consent to an acquirer of all or substantially all of that Party’s business or assets; provided, however, that neither Party may assign this Agreement to a direct competitor of the other Party (a “Direct Competitor”) under any circumstances without the prior written approval of the other Party. For purposes of clarity, neither Party shall have the right to prevent or enjoin the other Party from transferring all or substantially all of its assets to any Direct Competitor; rather, the other Party may elect not to approve of any such assignment, in which event this Agreement shall be deemed terminated as of the effective date of any such transaction between a Party and the Direct Competitor. This Agreement will bind and inure to the benefit of each party’s permitted successors and assigns. Any purported transfer, assignment or delegation in violation of the foregoing will be null and void and of no force or effect.
     (d) Survival. The provisions of Sections 5, 7, 8, 9, 10, 11, and 15 shall survive the expiration or termination of this Agreement.
     (e) Completeness and Modification. This Agreement constitutes the entire understanding between the Parties and supersedes and cancels any and all previous agreements and understandings between the Parties pertaining to the subject matter of this Agreement, including but not limited to the Original Agreement. This Agreement may be amended, modified, superseded or canceled, and any of its terms, covenants, representations, warranties or conditions may be waived, only in writing signed by duly authorized representatives of both Parties.
     (f) Waiver. The waiver of a breach of any term or condition of this Agreement shall be deemed to constitute the waiver of any other breach of the same or any other term or condition.
     (g) Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions hereof.
     (h) Choice of Law; Venue. This Agreement shall become valid when executed by both Parties. The Parties agree that this Agreement shall be deemed made and entered into in the State of New York and shall be governed and construed under and in accordance with the laws of the State of New York and applicable Federal Statutes, without giving effect to any conflicts of law principles. Any judicial action or proceeding shall be brought solely in New York County in the state or federal courts therein and the parties hereby consent to personal jurisdiction therein.
     (i) Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the Party drafting the document.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

VOCUS, INC.		PR NEWSWIRE ASSOCIATION LLC

By:		By:

Name:	Richard Rudman	Name:	Ken Dowell
Title:	President & CEO	Title:	Executive VP

Date:	9/29/06	Date:	9/29/06

Exhibit A
Companies to which PR Newswire may sublicense the Applications
Australian Associated Press
news aktuell GmbH

Exhibit B
Direct Competitors of PR Newswire
The entities listed below will be considered direct competitors of PR Newswire for the purposes of this Agreement. Additions may be made to this list at any time upon mutual agreement by PR Newswire and Vocus.
Business Wire
MarketWire
PrimeZone
US Newswire

Exhibit C

PE
	Description	MA	Application
Media Contacts		X	X

Media Outlets		X	X

Activities		X	X

News on Demand	Ability to classify, store and search for clips

EdCals		X	X

Individuals	Stores non-media private contacts (eg employees) using user-defined classifications

Organizations	Stores non-media private orgs using user-defined classifications

Portfolios (collateral)	Stores PR materials such as press packs

Projects		X

Admin		X	X

UDFs	User-defined fields

Activity attachments	Ability to attach a file (eg news release) to records of media relations activity	X

Report Writer	Create custom reports

Data Groups		X	X

News Management	Manages clips delivered through News-on-demand or entered manually or from third party monitoring companies.		X

Broadcast e-mail function	Ability to broadcast e-mail news releases to media lists from product		X
(“x” indicates component is included in application)

Exhibit D
Add-Ons
News-On-Demand:
Ability to monitor a variety of news sources and deliver specific news clips based on user supplied criteria.
Email Campaigns:
Interactive emails that enable the sender to direct the recipient to specific information and to also track what actions the recipient has taken upon receipt of the email.
Analytics and Prominence Scoring:
Analytics software provides the client with graphical representations of communications conducted using the MEDIAtlas Gold product. Prominence Reporting measures the impact of this communication within the media.

Exhibit E
European Countries
Albania
Andorra
Austria
Belarus
Belgium
Bosnia & Herzegovina
Bulgaria
Croatia
Czech Republic
Denmark
Estonia
Faroe Islands
Finland
France
Germany
Gibraltar
Greece
Greenland
Hungary
Iceland
Ireland
Italy
Latvia
Liechtenstein
Lithuania
Luxembourg
Macedonia
Malta
Moldova
Monaco
Netherlands
Norway
Poland
Portugal
Romania
Russia
San Marino
Serbia & Montenegro
Slovakia
Slovenia
Spain
Sweden

Switzerland
Ukraine
United Kingdom
Vatican City

Exhibit F
Existing MEDIAtlas Service Customers in connection with Section 5(b)

			Current
Client	Data module	Licenses	value
Banner Corporation Plc	UK Euro	1	£5,900.00
Barclays Bank	Global	1	£8,500.00
Cambridge International Examinations	Global	1	£7,500.00
International Hotels Group	Global	1	£7,500.00
International IT Marketing Ltd	Global	1	£7,000.00
News-Lab OY	Global	1	£8,750.00
Novartis (Basel)	Global	1	£7,704.00
Tag Mclaren Marketing Services Ltd	Global	1	£7,950.00
University of Manchester	Global	1	£6,300.00
WMRC (World Markets Research Centre)	Global	1	£8,500.00
World Travel & Tourism Centre (WTTC)	Global	1	£7,500.00

Exhibit G
Global Countries (not including the European Countries)
Algeria
Angola
Ascension Island
Azores
Benin
Botswana
Burkina Faso
Burundi
Cameroon
Canary Islands
Cape Verde Islands
Central African Republic
Chad
Comoros
Congo, Democratic Republic of
Congo, Republic of
Djibouti
Egypt
Equatorial Guinea
Eritrea
Ethiopia
Gabon
Gambia
Ghana
Guinea
Guinea Bissau
Ivory Coast
Kenya
Lesotho
Liberia
Libya
Madagascar
Madeira
Malawi
Mali
Mauritania
Mauritius
Morocco
Mozambique
Namibia
Niger
Nigeria

Réunion
Rwanda
Sao Tome & Principe
Senegal
Seychelles
Sierra Leone
Somalia
South Africa
Sudan
Swaziland
Tanzania
Togo
Tunisia
Uganda
Zambia
Zimbabwe
Bangladesh
Bhutan
Borneo
Brunei
Cambodia
China
Hong Kong
India
Indonesia
Japan
Laos
Macau
Malaysia
Maldives
Mongolia
Myanmar
Nepal
North Korea
Pakistan
Philippines
Singapore
South Korea
Sri Lanka
Taiwan
Thailand
Vietnam
American Samoa
Australia
Caroline Islands
Cook Islands

Fiji
French Polynesia
Guam
Kiribati
Marshall Islands
Nauru
New Caledonia
New Zealand
Norfolk Island
Northern Marianas
Papua New Guinea
Pitcairn Islands
Solomon Islands
Tahiti
Tonga
Tuvalu
Vanuatu
Western Samoa
Anguilla
Antigua
Aruba
Bahamas
Barbados
Belize
Bermuda
Bonaire
British Virgin Islands
Cayman Islands
Costa Rica
Cuba
Curacao
Dominica
Dominican Republic
El Salvador
Grenada
Guadeloupe
Guatemala
Haiti
Honduras
Jamaica
Martinique
Mexico
Montserrat
Netherlands Antilles
Nicaragua
Panama

St Barthelemy
St Helena
St Kitts & Nevis
St Lucia
St Maarten
St Vincent & The Grenadines
Trinidad & Tobago
Turks & Caicos Islands
United States Virgin Islands
Afghanistan
Armenia
Azerbaijan
Bahrain
Cyprus
Georgia
Iran
Iraq
Israel
Jordan
Kazakhstan
Kuwait
Kyrgyzstan
Lebanon
Oman
Palestinian Authority
Qatar
Saudi Arabia
Syria
Tajikistan
Turkey
Turkmenistan
United Arab Emirates
Uzbekistan
Yemen
Canada
United States
Argentina
Bolivia
Brazil
Chile
Colombia
Ecuador
Falkland Islands
French Guiana
Guyana
Paraguay

Peru
Surinam
Uruguay
Venezuela

Exhibit H
MEDIAtlas Gold

Number of concurrent user seats	Minimum royalty
1	$3,560
2	$7,000
3	$10,360
4	$13,560
5	$16,600
10	$27,400
15	$35,800
25	$47,800
50	$77,560
51 and above	$1,551 per concurrent user seat
News on Demand — unlimited clips

Number of concurrent user seats	Minimum royalty
1	$1,580
2	$2,380
3	$3,180
4	$3,980
5	$4,380
10	$7,180
15	$8,780
25	$9,980
50	$13,980
51 and above	$350 per concurrent user seat